UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 6, 2007

Penn Octane Corporation
 (Exact name of registrant as specified in its charter)

Delaware	000-24394	52-1790357
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

77-530 Enfield Lane, Bldg. D Palm Desert, California	92211
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (760) 772-9080

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement.

On February 6, 2007, Penn Octane Corporation (“Penn Octane”) entered into a purchase option agreement with Shore Trading LLC (“Shore Trading”), an entity controlled by Richard Shore, Jr., that provides Penn Octane with the option (the “Purchase Option”) to purchase 25,000 units (the “Shore Units”) of membership interest of Rio Vista GP LLC (“Rio Vista GP”) currently held by Shore Trading. Rio Vista GP is the general partner of Rio Vista Energy Partners L.P. Shore Trading acquired the Shore Units from Shore Capital LLC on December 14, 2006. Shore Capital LLC acquired the Shore Units from Penn Octane on July 1, 2006.

The Shore Units represent 25% of the outstanding membership interests of Rio Vista GP. Penn Octane currently holds 50% of the outstanding membership interests of Rio Vista GP. The remaining 25% of such interests are held by a trust controlled by Jerome B. Richter (“Richter”). Both Shore Trading and Richter are parties to a voting agreement with Penn Octane pursuant to which Shore Trading and Richter have agreed to vote their units as instructed by Penn Octane, subject to certain exceptions. As a result of the voting agreement, whether or not the Purchase Option is exercised, Penn Octane has the right to elect all members of the board of managers of Rio Vista GP.

Penn Octane paid Shore Trading $100,000 in order to acquire the Purchase Option. The exercise price for the Purchase Option is $1,300,000, for a total purchase price of $1,400,000, if Penn Octane exercises the Purchase Option between July 1 and July 31, 2007. If Penn Octane exercises the Purchase Option before July 1, 2007, the exercise price is $1,700,000, for a total purchase price of $1,800,000. The Purchase Option expires if it is not exercised on or before July 31, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENN OCTANE CORPORATION

By:	/s/ Ian T. Bothwell

Name:	Ian T. Bothwell
Title:	Acting Chief Executive Officer, Acting President, Vice President, Chief Financial Officer, Treasurer and Assistant Secretary (Principal Executive, Financial and Accounting Officer)

Date: February 12, 2007

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